                                         FINANCIAL STATEMENT 3-A


                        NEES ENERGY, INC.
                          Balance Sheet
                         At June 30, 1996
                      (Actual and Pro Forma)
                           (Unaudited)

                              ASSETS
                              ------
                                 Actual  Adjustments Pro Forma
                                 ------  ----------- ---------
                                         (In Thousands)

Investment in AllEnergy LLC                  $0     $50,000              $50,000
                                           ----     -------              -------

                                             $0     $50,000              $50,000
                                           ====     =======              =======


           PARENT COMPANY'S INVESTMENT AND LIABILITIES
           -------------------------------------------

Long-term note payable to parent             $0     $50,000              $50,000
                                           ----     -------              -------

                                             $0     $50,000              $50,000
                                           ====     =======              =======

                        NEES ENERGY, INC.


     The pro forma adjustments to show the estimated effect of the proposed transactions on the foregoing Balance Sheet at June 30, 1996 are as follows:


Debit  - Cash                                       $50,000,000

Credit - Long-term note payable to parent           $50,000,000


     To reflect cash received from New England Electric System.


Debit  - Investment in AllEnergy LLC                $50,000,000

Credit - Cash                                       $50,000,000


     To reflect the use of the above non-interest bearing note proceeds to fund a proposed 50 percent investment in AllEnergy Marketing Company, L.L.C.